                            EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT is made as of September 28, 1996, between Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW") and ValueVision International, Inc., a Minnesota corporation ("VVI").

                              R E C I T A L S


         A. MW and VVI entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which MW agreed to purchase and VVI agreed to issue 1,280,000 shares of VVI common stock (the "Shares"), and VVI also agreed to issue a total of 25,000,000 warrants, subject to adjustment (the "Original Warrants") to MW. .

         B. The closing of the purchase of the Shares and issuance of the Original Warrants took place on August 8, 1995, at which time the Shares and the Original Warrants were issued, and MW and VVI entered into (i) a Warrant Agreement with respect to the Original Warrants (the "Original Warrant Agreement") and (ii) a Registration Rights Agreement with respect to the Shares and the shares of stock underlying the Original Warrants (the "Original Registration Rights Agreement"). The Original Warrant Agreement and the Original Registration Rights Agreement are referred to herein as the "Original Securities Related Agreements".


         C. On July 27, 1996, MW and VVI entered into a restructuring agreement (the Restructuring Agreement ) which provided for, among other matters, the exchange of the Series C through O Warrants, inclusive for newly issues Series P Warrants and the execution of an Amended and Restated Warrant Agreement (the Amended and Restated Warrant Agreement ) which amends and restates the Original Warrant Agreement and the execution of an Amended and Restated Registration Rights Agreement (the Amended and Restated Warrant Agreement ) which amends and restates the Original Registration Rights Agreement. In connection with such Restructuring Agreement, Montgomery Ward Direct, L.P., a Delaware limited partnership ("MWD")received certain Series P Warrants ( MWD Warrants ) and subsequently transferred all of its right title and interest in and to the MWD Warrants to MW. In addition, MW transferred certain of its Series P Warrants to Merchant Partners, Limited Partnership, a Delaware limited partnership
   ( MPLP ).

         D. Original Warrants of Series A and B have vested ( Vested Warrants ). MW and VVI now desire to exchange the Vested Warrants for New Warrants, as provided, and to amend the Amended and Restated
   Warrant Agreement and the Amended and Restated Registration Rights Agreement according as set forth in Exhibits A and B respectively.

                            A G R E E M E N T S

         NOW, THEREFORE, the parties agree as follows:

         1.  Amendment and Restatement of Agreements.  On the Closing
   Date:

               (a) MW, MWD, MPLP and VVI shall amend and restate the Amended and Restated Warrant Agreement by entering into a Second Amended and Restated Warrant Agreement in the form attached hereto as Exhibit A (the "Second Amended and Restated Warrant Agreement"); and

               (b) MW, MWD, MPLP and VVI shall amend and restate the Amended and Restated Registration Rights Agreement by entering into an Second Amended and Restated Registration Rights
         Agreement in the form attached hereto as Exhibit B (the "Second Amended and Restated Registration Rights Agreement").

   The documents referred to in this paragraph 2 are referred to herein collectively as the "Second Amended and Restated Documents".

         2. Surrender of Warrants. On the Closing Date, MW shall surrender to VVI all of the Vested Warrants for cancellation.

         3. Issuance of New Warrants. In consideration of the surrender of the Vested Warrants, VVI shall issue to MW a total of 2,200,000 New Warrants.

   All New Warrants shall contain the terms and features set forth in the Second Amended and Restated Warrant Agreement. Concurrently with the issuance of New Warrants.

         4. Time of Closing; Effectiveness of Closing. The closing of the surrender and cancellation of the Vested Warrants, and the issuance of the New Warrants (the "Closing"), shall all take place concurrently, on the date which is not more than five (5) business days after the date on which this Agreement is executed by all of the parties hereto(the "Closing Date").

         5. Notices. All notices, demands, requests or other communications which may be or are required to be given pursuant to this Agreement or any of the Related Agreements shall be in writing and shall be personally delivered, mailed by first-class, registered or certified mail, postage prepaid, or sent by electronic or facsimile transmission, addressed as follows:

                     If to VVI:

                           ValueVision International, Inc.
                           6740 Shady Oak Road


                           Minneapolis, Minnesota  55344
                           Attention:  Chief Executive Officer

                     with a copy to:

                           Maslon, Edelman, Borman & Brand, a
                           professional limited liability partnership
                           3300 Norwest Center
                           90 South Seventh Street
                           Minneapolis, Minnesota  55402-4140
                           Attention:  William M. Mower

                     If to MW:

                           Montgomery Ward & Co., Incorporated
                           619 W. Chicago Avenue
                           Chicago, Illinois 60671
                           Attention: General Counsel

                     with a copy to:

                           Altheimer & Gray
                           Suite 4000
                           10 South Wacker Drive
                           Chicago, Illinois  60606
                           Attention: Myron Lieberman

   Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be delivered, mailed or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation.

         6. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if one or more of the provisions of any of such documents are subsequently declared invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of such documents, which shall be applied and construed so as to reflect substantially the intent of the parties and achieve the same economic effect as originally intended by the terms hereof, unless those provisions which are invalidated or unenforceable are material to the performance of either party's affirmative or negative obligations under the relevant agreement, in which case the entire such agreement shall be terminable, at the option of the party whose rights thereunder have been adversely affected thereby, provided that such party must exercise its option to terminate such agreement

   within ninety (90) days following the date on which such provision is declared or determined to be invalid, voidable or unenforceable and the other party must be given sixty (60) days in which to agree to a valid modification of such agreement which would substantially eliminate such adverse effects.


         7. Waivers. Neither the waiver by any party hereto of a breach of or a default under any of the provisions of this Agreement , nor the failure of any party hereto, on one or more occasions, to enforce any of the provisions of any of said documents or to exercise any right, remedy or privilege hereunder shall thereafter be construed as a waiver of any such provisions, rights, remedies or privileges hereunder. Any of the terms, covenants, representations, warranties, or conditions hereof and thereof may be waived only by a written instrument executed by the party waiving compliance.

         8. Exercise of Rights. No failure or delay on the part of any party hereto in exercising any right, power or privilege under this Agreement, and no course of dealing between the parties hereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of such documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         9. Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

         10. Entire Agreement. This Agreement, including the Exhibits hereto, contains the entire agreement between the parties hereto with respect to the matters contained herein and therein, and supersede all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.

         11. Pronouns. All pronouns and any variations thereof used in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person or the context may require.

         12. Headings. Section headings contained in this Agreement and the Related Agreements are inserted for convenience of reference only, shall not be deemed to be a part of such Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         13. Governing Law. This Agreement, the rights and obligations of the parties hereto and thereto, and any claim or disputes relating to any thereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois,

   without giving effect to the principles of conflicts of laws thereof.


         14. Execution in Counterparts. To facilitate execution, this Agreement may each be executed in as many counterparts as may be required, and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

         15. Assignment. Neither party may assign its rights under this Agreement without the consent of the other party, which consent may be granted or withheld in the sole discretion of such other party, except that either party may assign all of its rights hereunder in connection with a sale or other transfer of substantially all of its assets, provided that the assignee assumes all of the liabilities of the assignor hereunder. No permitted assignment shall relieve the assignor of its obligations (which shall be primary and which may be discharged in whole or in part by the assignee) under this Agreement. Any unauthorized assignment and any assignment made in contravention of this Section 18 shall be null and void.

         16. Amendments and Modification. This Agreement may only be amended or modified by a subsequent written agreement by the parties hereto.

         17. Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that such document may have been prepared primarily by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation of such documents.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first set forth above.

   MONTGOMERY WARD & CO., INCORPORATED VALUEVISION INTERNATIONAL, INC.


   BY: /s/ JOHN L. WORKMAN             BY: /s/ ROBERT L. JOHANDER

   TITLE: Executive Vice President     TITLE: Chief Executive Officer




                                                               Exhibit A
               SECOND AMENDED AND RESTATED WARRANT AGREEMENT


         Warrant Agreement dated as of this 28th day of September, 1996, by and among ValueVision International, Inc., a Minnesota corporation (the "Company"), Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW"), Montgomery Ward Direct, L.P., a Delaware limited partnership ("MWD")and Merchant Partners, Limited Partnership, a Delaware limited partnership ( MPLP ).

                              R E C I T A L S

         A. Pursuant to a Securities Purchase Agreement dated as of March 13, 1995 by and between the Company and MW, the Company agreed to issue and sell, and MW agreed to purchase, Existing Warrants (as herein defined) to purchase an aggregate of 25,000,000 shares of the Common Stock of the Company, subject to adjustment, under the terms and subject to the conditions set forth therein. The Existing Warrants are governed by the terms of a certain Warrant Agreement, dated August 8, 1995, between MW and VVI (the Original Warrant Agreement ).

         B. Pursuant to a certain Restructuring Agreement, dated July 27, 1996, between the Company and MW (the "Restructuring Agreement"), the Company and MW agreed to exchange the Series C-O Warrants, to amend and restate that certain Operating Agreement and that certain Servicemark License Agreement, and to amend that certain Credit Card Receivables Sale and Purchase Agreement, all dated as of March 13, 1995, and to amend and restate that certain Registration Rights Agreement, dated August 8, 1995 and this Agreement, all in consideration of the issuance by VVI of new Series P Warrants to purchase an aggregate of 1,484,462 shares of Common Stock (the "Exchange Warrants").

         D. Pursuant to an Asset Purchase Agreement, dated as of July 27, 1996, between the Company s subsidiary, ValueVision Direct Marketing Company, Inc., and MWD (the "Asset Purchase Agreement"), ValueVision Direct Marketing Company, Inc. delivered to MWD, as consideration for the sale of all of MWD's assets, Series P warrants to purchase an aggregate of 1,484,993 shares of Common Stock (the "MWD Warrants"). MWD subsequently transferred all of its right title and interest in and to the MWD Warrants to MW. In addition, MW transferred certain of its Series P Warrants to MPLP.

         E. Pursuant to an Exchange Agreement dated September ___, 1996, (the Exchange Agreement )VVI and MW have agreed to exchange the Vested Warrants for additional Series P Warrants to purchase an aggregate of 2,200,000 shares of Common Stock (the Replacement Warrants )and to amend this Agreement and the Amended and Restated Registration Rights.


         F. MPLP desires to become a party to this Agreement and MW, MWD, MPLP and VVI desire to amend and restate the Amended and Restated Warrant Agreement to set forth the terms under which the New Warrants may be exercised.


                           A G R E E M E N T S

         NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MW MPLP and MWD agree that the Original Warrant Agreement shall be amended and restated to read as follows:

         A. Definition of Terms. As used in this Warrant Agreement, the following capitalized terms shall have the following respective meanings:

               (a)   Asset Purchase Agreement:  "Asset Purchase
         Agreement" has the meaning assigned thereto in the Recitals.

               (b) Business Day: A day other than a Saturday, Sunday or other day on which banks in the State of Minnesota are authorized by law to remain closed.

               (c) Common Stock: Common stock, $.01 par value per share, of the Company.

               (d) Common Stock Equivalents: Securities that are convertible into or exercisable for Common Stock.

               (e) Company: "Company" has the meaning assigned thereto in the Preamble.

               (f) Conversion Ratio: The number of Warrant Shares of Common Stock issuable upon the exercise of a Warrant, which shall initially be 1, subject to adjustment from time to time pursuant to Section 6.1.

               (g) Exchange Act: The Securities Exchange Act of 1934, as amended.

               (h) Exchange Agreement: "Exchange Agreement" has the meaning assigned thereto in the Recitals.

               (i) Exchange Warrants: "Exchange Warrants" has the meaning assigned thereto in Recital B.

               (j) Exercise Price Per Share: The "Exercise Price Per Share" shall mean in the case of New Warrants, the exercise price payable for each Warrant Share upon exercise of a New


         Warrant, which shall initially be set at $.01 per share, subject to adjustment from time to time pursuant to Section 6.1.

               (k) Existing Warrants: Warrants issued pursuant to the Securities Purchase Agreement and the Warrant Agreement.

               (l) Expiration Date: August 8, 2003, or if such day is not a Business Day, the next succeeding day which is a Business Day.

               (m) HSR Act: "HSR Act" has the meaning assigned thereto in Section 5.9.

               (n) Market Price: The Market Price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days ending on such date. The closing price for each day shall be the last sale price of the Common Stock, or in case no such reported sales take place on such day, the average of the last reported bid and asked prices of the Common Stock, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, as reported by NASDAQ, or other similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price of the Common Stock as determined in good faith by the Board of Directors.

               (o)   MPLP:  "MPLP" has the meaning assigned thereto in
   Section 13.

               (p) MW: "MW" has the meaning assigned thereto in the Preamble.

               (q) MWD: "MWD" has the meaning assigned thereto in the Preamble.

               (r) MWD Warrants: "MWD Warrants has the meaning assigned thereto in Recital E.

               (s) MW Group: "MW Group" has the meaning assigned thereto in that certain Amended and Restated Operating
         Agreement by and between MW and the Company of even date herewith.

               (t) NASD: National Association of Securities Dealers, Inc. and NASDAQ: NASD Automatic Quotation System.

               (u) New Warrants: Warrants in the form attached hereto as Exhibit A to be issued on the date hereof pursuant to the


         Exchange Agreement, the Restructuring Agreement and the Asset Purchase Agreement in exchange for all of the Existing Warrants including but not limited to the Series A-B Warrants, and all other warrants that may be issued in their place (together evidencing the right to purchase an aggregate of 5,169,455 shares of Common Stock), subject to adjustment pursuant to
         Section 6 hereof. The New Warrants include the Exchange Warrants, the Replacement Warrants and the MWD Warrants.

               (v) Original Warrant Agreement: That certain Warrant Agreement, dated August 8, 1995, between the Company and MW.

               (w) Replacement Warrants: Warrants in the form attached hereto as Exhibit A to be issued on the date hereof pursuant to the Exchange Agreement in exchange for all of the Vested Warrants, and all other warrants that may be issued in their place, to purchase an aggregate of 2,200,000 shares of Common Stock subject to adjustment pursuant to Section 6 hereof.

               (x) Exchange Agreement: "Exchange Agreement" has the meaning assigned thereto in the Recitals.

               (y) Series A-B Warrants: "Series A-B Warrants" has the meaning assigned thereto in the Recitals.

               (z) Series C-O Warrants: "Series C-O Warrants" has the meaning assigned thereto in the Recitals.

               (aa)  SEC:  The Securities and Exchange Commission.

               (ab)  Securities Purchase Agreement:  "Securities
         Purchase Agreement" has the meaning assigned thereto in the Recitals.

               (ac)  Term:  "Term" has the meaning assigned thereto in
   Section 15.

               (ad)  Warrants: The New Warrants.

               (ae) Warrant Shares: "Warrant Shares" has the meaning assigned thereto in Section 2.

         B. Warrant Shares. Each New Warrant will initially be exercisable for one share of Common Stock (a "Warrant Share"), subject to adjustment pursuant to Section 6 hereof.

         C. Vesting. All New Warrants shall be fully vested when issued.

         D.    Expiration of Warrants.  All Warrants shall expire at


   5:00 pm Minneapolis, Minnesota time, on the Expiration Date. All Warrants that are not exercised on or prior to the Expiration Date shall become void on the Expiration Date, and all rights hereunder and under such Warrants shall thereupon cease.

         E.    Exercise of Warrants.

               1. Exercise Period. Any or all Warrants may be exercised by the holder thereof at any time and from time to time after 9:00 am, Minneapolis, Minnesota time, on the date hereof, and before 5:00 pm, Minneapolis, Minnesota time, on the Expiration Date.

               2. Exercise Procedure. The Warrant holder may exercise Warrants during any time that such Warrants are exercisable in whole or in part, by presentation and surrender of the Warrant Certificate to the Company at its principal executive offices, with the Subscription Form annexed thereto duly executed and accompanied by payment of the full Exercise Price Per Share for each Warrant Share to be purchased in immediately available funds by wire transfer to a bank designated by the Company from time to time.

               3. Issuance of Warrant Shares. Subject to Section 5.9, upon receipt of the Warrant Certificate with Subscription Form duly executed and accompanied by payment of the aggregate Exercise Price Per Share for the Warrant Shares for which the Warrant is then being exercised, and provided that the holder has made any government filings, and has obtained any governmental actions, consents, approvals, or waiver, required on the holder's part in order to exercise the Warrants, the Company shall cause to be issued certificates for the total number of whole shares of Common Stock for which the Warrant is being exercised (adjusted to reflect the effect of the provisions contained in Section 6 hereof, if any), in such denominations as are requested for delivery to the holder, and the Company shall thereupon deliver such certificates to the holder. The holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the holder. If at the time a Warrant is exercised, a Registration Statement is not in effect to register under the Securities Act the Warrant Shares issuable upon exercise of such Warrant, the Company may require the holder to make such representations, and may place such legends on certificates representing the Warrant Shares, as are customary and may be reasonably required in the opinion of counsel to the Company to permit the Warrant Shares to be issued without such registration.

               4. Residual Warrants. In case the Warrant holder shall exercise a Warrant with respect to less than all of the Warrant Shares that may be purchased under such Warrant, the Company shall execute a Warrant in the form of such Warrant for the balance of such


   Warrant Shares and deliver such Warrant to the holder.

               5. Transfer Taxes. The Company shall pay any and all stock transfer and similar taxes which may be payable in respect of the issue of the Warrant or in respect of the issue of any Warrant Shares.

               6. Reservation of Shares. The Company hereby agrees that at all times while any Warrants are outstanding there shall be reserved for issuance and delivery upon exercise of the Warrants such number of shares of Common Stock or other shares of capital stock of the Company from time to time issuable upon exercise of the Warrants. All such shares shall be duly authorized, and when issued upon such exercise, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all preemptive rights.

               7. Fractional Shares. The Company shall not be required to issue any fraction of a share of its capital stock in connection with the exercise of a Warrant. The holder of Warrants will be required to exercise such number of Warrants so that a whole number of shares of Common Stock will be issued, or, at the Company's sole option, the Company may (i) pay such holder an amount in cash equal to such fraction of a share multiplied by the Market Price of one share of Common Stock on the exercise date, or (ii) may issue the larger number of whole shares purchasable upon exercise of the Warrant, and may require such holder to pay an additional amount equal to the exercise price multiplied by the balance of the share.

               8. Listing. Prior to the issuance of shares of Common Stock upon exercise of a Warrant, the Company shall use its reasonable best efforts to secure the listing of such shares of Common Stock upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance upon exercise of the Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of the Warrant; and the Company shall so list on each national securities exchange or automated quotation system, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of the Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.

               9. Approvals of Regulatory Authorities. In the event any filings with or approvals by any federal or state regulatory agency would be required by virtue of the exercise of any of the Warrants (including, without limitation, the U.S. Departments of Justice and Commerce under the Hart-Scott-Rodino Antitrust


   Improvements Act ("HSR Act") or the Federal Communications Commission under the Federal Communications Act), such exercise of such Warrant shall be conditional upon (x) expiration or termination of the waiting period under the HSR Act, and (y) receipt of any other required regulatory approvals, but shall otherwise be unconditional. If this Section 5.9 is applicable, (x) the parties will cooperate with each other and make such respective filings and take such other respective actions as may be necessary or desirable in order that the exercise of any such Warrant shall be in accordance with applicable laws, and (y) the Term of this agreement shall be extended, if required, during the period in which applications for regulatory approvals are pending before regulatory authorities.

      F. Exercise Price Per Share and Conversion Ratio Adjustments. The Exercise Price Per Share and the Conversion Ratio, and the kind of Warrant Shares shall be subject to adjustment from time to time upon the occurrence of certain events and at the times as provided for in this Section 6.

            1. Mechanical Adjustments. If at any time prior to the exercise of any Warrant, the Company shall (i) declare a dividend or make a distribution on the Common Stock payable in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class); (ii) subdivide, reclassify or recapitalize outstanding Common Stock into a greater number of shares;
   (iii) combine, reclassify or recapitalize its outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or a merger in which the Company is the continuing corporation), excluding, however, any dividend, distribution, reclassification or recapitalization that requires the payment of more than nominal additional consideration by security holders, the Conversion Ratio in effect at the time of the record date of such dividend, distribution, subdivision, combination, reclassification or recapitalization shall be immediately adjusted so that upon exercise of a Warrant the holder thereof shall be entitled to receive the aggregate number and kind of shares which, if the Warrants had been exercised in full immediately prior to such event, the holder thereof would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination, reclassification or recapitalization, for the same aggregate consideration. The Exercise Price Per Share payable upon exercise of each Warrant shall simultaneously be adjusted by multiplying the initial Exercise Price Per Share in effect for such Warrant by the Conversion Ratio in effect immediately prior to such adjustment and dividing the products so obtained by the Conversion Ratio, as adjusted. Any adjustments required by this Section 6.1 shall be made successively immediately after the record date, in the case of a dividend or distribution, or the effective date, in the case of a subdivision, combination, reclassification or recapitalization, to allow the purchase of such

   aggregate number and kind of shares, subject to Section 6.4.

            2. Subsequent Adjustments. In the event that at any time, as a result of any adjustment made pursuant to Section 6, the holder of a Warrant thereafter shall become entitled to receive any shares of the Company other than Common Stock, thereafter the number of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 6, subject to Section 6.6.

            3. No Adjustment for Cash Dividends. No adjustment in respect of any cash dividends not constituting Special Dividends shall be made during the term of the Warrants or upon the exercise of any Warrant.

            6.4 Notice of Adjustment. No adjustment in the Conversion Ratio shall be required unless such adjustment would increase or decrease the Conversion Ratio by at least .001; provided, however, that any adjustments which by reason of this Section 6.6 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6 shall be made to the nearest one-hundredth of a share or the nearest tenth of a cent, as the case may be. The adjusted Conversion Ratio may be rounded off to the nearest one millionth (six places to the right of the decimal point). Whenever the Conversion Ratio or the Exercise Price Per Share is adjusted as herein provided, the Company shall prepare and deliver forthwith to all holders of Warrants a certificate signed by its Chief Financial Officer, setting forth the adjusted Conversion Ratio, the adjusted number of shares purchasable upon the exercise of Warrants and the Exercise Price Per Share of such shares after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. The failure to give such notice or any defect therein shall not affect the validity or effectiveness of any such adjustment.

            6.5   Form of Warrant After Adjustments.  The form of
   Warrants need not be changed because of any adjustments in the Exercise Price Per Share or the number or kind of the Warrant Shares, and Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in an adjusted Warrant, as initially issued.










      G. No Rights as Shareholders; Notice to Holders. Nothing contained in this Agreement or in the Warrants shall be construed as conferring upon a holder of Warrants by virtue of its status as a Warrant holder the right to vote or to receive dividends or to consent or to receive notice as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or of any other matter, or any rights whatsoever as shareholders of the Company. The Company shall give notice to all holders of Warrants if at any time prior to the expiration or exercise in full of the Warrants, any of the following events shall occur:

            (a) the Company shall authorize the payment of any dividend payable in any securities upon shares of Common Stock or authorize the making of any distribution (other than a regular cash dividend or distribution paid out of net profits legally available therefor) to all holders of Common Stock;

            (b) the Company shall authorize the issuance to all holders of Common Stock of any additional shares of Common Stock or Common Stock Equivalents or of rights, options or warrants to subscribe for or purchase Common Stock or Common Stock Equivalents or of any other subscription rights, options or warrants;

            (c) a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety); or

            (d) a capital reorganization or reclassification of the Common Stock (other than a change in the par value of the Common Stock) or any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or change of Common Stock outstanding) or in the case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety.

   Such giving of notice shall be initiated (i) at least 5 Business Days prior to the date fixed as a record date or effective date or (ii) the date of closing of the Company's stock transfer books for the determination of the shareholders entitled to such dividend, distribution or subscription rights, or for the determination of the shareholders entitled to vote on such proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the stock transfer books, as the case may be. Failure to provide such notice shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed merger, consolidation, sale, conveyance, dissolution, liquidation or winding up.


      H. Lost, Stolen, Mutilated or Destroyed Warrants. If a Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as, and in substitution for the Warrant.

      I.    Restrictions on Transfer of Warrants and Warrant Shares.
   The Warrants and the Warrant Shares may not be transferred, disposed of or encumbered (any such action, a "Transfer"), except in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder. If at the time of a Transfer, a Registration Statement is not in effect to register the Warrant Shares, the Company may require the holder thereof to make such representations, and to provide the Company with an opinion of counsel reasonably acceptable to the Company that such Transfer would not result in violation of any federal or state law regarding the offering or sale of securities and the Company may place such legends on certificates representing the Warrant Shares, as are customary and may be reasonably required in the opinion of counsel to the Company to permit a Transfer without such registration. Subject to the foregoing and to Section 13, all Warrants and Warrant Shares shall be freely transferable.

      J. Warrant Register. All Warrants shall be in registered form. The Company shall maintain a register of the Warrants (the "Warrant Register"). All Transfers of Warrants shall be recorded in the Warrant Register.

      K. Registration Under the Securities Act of 1933. The Warrant Shares shall be entitled to certain registration rights provided in that Registration Rights Agreement by and among the Company, MW and MWD of even date herewith.

      L. Certain Filings. The parties will cooperate with each other in determining whether action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained in connection with the transactions and adjustments contemplated by this Agreement, and provide each other with reasonable assistance in seeking any such actions, consents, approvals, or waivers or making any such filings, furnishing information required in connection therewith, and seeking timely to obtain any such actions, consents, approvals or waivers.

      M. Right of First Offer. No holder of a Warrant or Common Stock (including Warrant Shares) will transfer, sell, or in any manner convey any interest in any Warrants or Common Stock (including Warrant Shares), except through an offering to the public that is registered under the Securities Act, or pursuant to the provisions of Rule 144 under the Securities Act (excluding paragraph (k) of Rule


   144), unless such holder first offers such Warrants or Common Stock (including Warrant Shares) to the Company. The holder shall provide the Company with a written offer specifying the amount of securities being offered, the purchase price and other terms of such offer. The Company shall have fifteen (15) days from and after the date of receipt by the Company of such written offer within which to accept such offer, or to make a written counteroffer with respect to all or any part of the securities offered. If the Company does not accept the holder's offer, or the holder does not accept the Company's counteroffer, by written notice given within such 15-day period, the holder may offer and sell such securities to any party within 180 days thereafter on terms that are not less favorable to the holder than the terms of the later to be made of the holder's last offer to the Company or the Company's last counteroffer to the holder, if any, provided that the terms of a sale to a third party shall not be deemed to be less favorable to the holder solely based on a lower purchase price paid by the third party if such lower purchase price is at least 90% of the highest price offered by or to the Company. This Section 13 shall not apply to any transfer of Warrants or Common Stock (including Warrant Shares) (i) by any member of the MW Group to any other member of the MW Group, (ii) by MW to MPLP, or (iii) by MPLP to its partners, and the partners or stockholders (direct or remote) of such partners.

      N. Term. Subject to Section 5.9, the term of this Agreement shall begin on the date hereof and expire on August 8, 2003 (the "Term").

      O. Additional Actions and Documents. Each of the parties hereto agrees to take or cause to be taken such further actions, to execute, acknowledge, deliver and file or cause to be executed, acknowledged, delivered and filed such further documents and instruments, and to use all reasonable efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

      17. Cancellation and Return of Existing Warrants. Effective as at the date hereof, all Existing Warrants including but not limited to all of the Series A-B Warrants and the Series C-O Warrants issued pursuant to the Original Warrant Agreement and the Securities Purchase Agreement are deemed to have expired unexercised and are hereby terminated. All Existing Warrants shall be surrendered to the Company within 30 days of the date hereof.

            IN WITNESS WHEREOF, this Warrant Agreement has been duly executed by the Company under its corporate seal as of the date first above written.

                                    VALUEVISION INTERNATIONAL, INC.


                                    By:
                                    Robert L. Johander
                                    Its Chief Executive Officer

   Attest:_______________________
      Secretary
                                    MONTGOMERY WARD & CO., INCORPORATED

                                    By:
                                          ______ President

   Attest:_______________________
          Secretary
                                    MONTGOMERY WARD DIRECT, L.P.

                                    By:   MW Direct General, Inc., the
                                          general partner

                                          By:

                                          Its:


   Attest:_______________________
      Secretary

                                    MERCHANT PARTNERS, LIMITED
                                    PARTNERSHIP
                                    By: MERCHANT PARTNERS, LIMITED
                                    PARTNERSHIP, the general partner

                                    By:   Merchant Development Corp.,
                                          the general partner

                                          By:
                                          Its:

   Attest:_______________________
      Secretary














                                                               Exhibit B


         SECOND AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT


      Amended and Restated Registration Rights Agreement dated as of September 28, 1996, by and among ValueVision International, Inc., a Minnesota corporation (the "Company"), Montgomery Ward Direct, L.P., a Delaware limited partnership ("MWD"), Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW")and Merchant Partners, Limited Partnership, a Delaware limited partnership ( MPLP ).


                              R E C I T A L S

      A. Pursuant to a Securities Purchase Agreement, dated as of March 13, 1995, by and between the Company and MW (the "Securities Purchase Agreement"), the Company agreed to issue and sell, and MW agreed to purchase, 1,280,000 shares (the "Shares") of Common Stock of the Company, under the terms and subject to the conditions set forth therein.

      B. Pursuant to the Securities Purchase Agreement, the Company also agreed to issue and sell, and MW agreed to purchase, Existing Warrants (as herein defined) to purchase an aggregate of 25,000,000 shares of the Common Stock of the Company, subject to adjustment, under the terms and subject to the conditions set forth therein. Existing Warrants of Series A and Series B, both inclusive (the "Series A-B Warrants"), have vested, and Existing Warrants of Series C through Series O, all inclusive (the "Series C-O Warrants") have not vested.

      C. Pursuant to the Securities Purchase Agreement, the Company agreed to grant MW certain registration rights with respect to the Shares and the shares issued upon exercise of the Existing Warrants and executed that certain Registration Rights Agreement, dated as of August 8, 1995 (the Original Registration Rights Agreement ).

      D. Pursuant to a certain Exchange Agreement, dated as of even date herewith, between the Company and MW (the "Exchange Agreement"), the Company and MW have agreed to exchange the Series C-O Warrants, to amend and restate that certain Operating Agreement and that certain Servicemark License Agreement, and to amend that certain Credit Card Receivables Sale and Purchase Agreement, all dated as of March 13, 1995, and to amend and restate that certain Warrant Agreement, dated August 8, 1995 and this Agreement, all in consideration of the issuance by VVI of new Series P Warrants ( New Warrants ) to purchase an aggregate of 1,484,462 shares of Common Stock.



      E. MWD is a wholly owned subsidiary of MW. Pursuant to an Asset Purchase Agreement, dated as of August 1, 1996, between the Company s subsidiary, ValueVision Direct Marketing Company, Inc., and MWD (the "Asset Purchase Agreement"), ValueVision Direct Marketing Company, Inc. has agreed to deliver to MWD, as consideration for the sale of all of MWD's assets, New Warrants to purchase an aggregate of 1,484,993 shares of Common Stock ( MWD Warrants ). MWD subsequently transferred all of its right title and interest in and to the MWD Warrants to MW. In addition, MW transferred certain of its Series P Warrants to MPLP. MWD no longer desires to be a party to this Agreement but MPLP desires to be a party to this Agreement.

      F. Pursuant to the Exchange Agreement, dated as of September 28, 1996, between the Company and MW (the "Exchange Agreement"), VVI and MW have agreed to exchange all of the Series A-B Warrants for Series P Warrants to purchase 2,200,000 shares of Common Stock (the
    Exchange Warrants ).

      G. In connection with the cancellation of the Series C-O Warrants and the issuance of the New Warrants, the parties agreed to amend and restate the Original Registration Rights Agreement as set forth herein.

      H. In connection with the cancellation of the Series A-B Warrants and the issuance of the Replacement Warrants, the parties desire to amend and restate the Amended and Restated Registration Rights
   Agreement as set forth herein.



                            A G R E E M E N T S

      NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MWD and MW agree that the Original Registration Rights Agreement is amended and restated in its entirety to read as follows:

      1. Definition of Terms. As used in this Registration Rights Agreement, the following capitalized terms shall have the following respective meanings:

            (a)   Asset Purchase Agreement:  See Recital E.

            (b) Business Day: A day other than a Saturday, Sunday or other day on which banks in the State of Minnesota are authorized by law to remain closed.

            (c)   Closing Date:  August 8, 1995.



            (d) Common Stock: Common Stock, $.01 par value per share, of the Company.

            (e)   Company:  See the Preamble.

            (f)   Demand Notice:  See Section 3(a).

            (g)   Demand Registration:  See Section 3(a).

            (h)   Demand Registration Rights:  See Section 3(a).

            (i) Exchange Act: The Securities Exchange Act of 1934, as amended.

            (j) Exercise Price: The exercise price of a New Warrant as indicated in, and as may be adjusted by, the Warrant Agreement.


            (k) Expiration Date: 5:00 P.M., Minneapolis, Minnesota time, on August 7, 2003, or if such day is not a Business Day, the next succeeding day which is a Business Day.

            (l)   Inspectors:  See Section 5(g).

            (m)   MW:  See the Preamble.

            (n)   MWD:  See the Preamble.

            (o) NASD: National Association of Securities Dealers, Inc. and NASDAQ: NASD Automated Quotation System.

            (p) New Warrants: Series P warrants issued pursuant to the Amended and Restated Exchange Agreement and the Asset Purchase Agreement.

            (q)   Outstanding Registration Rights Agreement:  The
   Representative's Warrant Agreement dated as of November 15, 1993 by and between the Company and Gerard Klauer Mattison & Co., Inc.

            (r) Person: An individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

            (s)   Piggyback Notice:  See Section 2(a).

            (t)   Piggyback Registration:  See Section 2(a).

            (u)   Piggyback Registration Rights:  See Section 2(a).

            (v) Prospectus: Any prospectus included in any Registration Statement, as amended or supplemented by any prospectus

   supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments and all material incorporated by reference in such Prospectus.

            (w) Public Offering: A public offering of any of the Company's equity or debt securities pursuant to a registration statement under the Securities Act.

            (x)   Records:  See Section 5(g).

            (y) Registration Expenses: Any and all expenses incurred in connection with any registration or action incident to performance of or compliance by the Company with this Agreement, including, without limitation, (i) all SEC, national securities exchange and NASD registration and filing fees; all listing fees and all transfer agent fees; (ii) all fees and expenses of complying with state securities or blue sky laws; (iii) all printing, mailing, messenger and delivery expenses and (iv) all fees and disbursements of counsel for the Company and of its accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, but excluding underwriting discounts and commissions, brokerage fees and transfer taxes, if any, and fees of counsel or accountants retained by MW.

            (z)   Registration Notice:  See Section 2(a).

            (aa) Registration Period: The period of time from the second anniversary of the Closing Date to the Expiration Date except as provided in Sections 3(a), 3(b) and 5.

            (ab) Registrable Securities: Any Shares or Warrant Shares issued to MW or MPLP, including those which may thereafter be issued by the Company in respect of any such securities by means of any stock splits, stock dividends, recapitalizations, reclassifications or the like, and as adjusted pursuant to the Amended and Restated Warrant Agreement.

            (ac) Registration Statement: Any registration statement of the Company filed or to be filed with the SEC which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including all amendments (including post-effective amendments) and supplements thereto, all exhibits thereto and all material incorporated therein by reference.

            (ad) SEC: The Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

            (ae)  Securities Act:  The Securities Act of 1933, as

   amended.

            (af)  Securities Purchase Agreement:  See Recital A.

            (ag)  Series A-B Warrants:  See Recital B.

            (ah)  Series C-O Warrants:  See Recital B.

            (ai)  Series P Warrants:  See Recital B.

            (aj)  Shares:  See Recital A.

            (ak) Warrant Agreement: That certain Second Amended and Restated Warrant Agreement, dated as of July 27, 1996, among the Company, MW, MPLP and MWD.

            (al) Warrant Shares: All shares of Common Stock issued or issuable upon exercise of any or all of the New Warrants.

      2.    Piggyback Registration.

            (a) Right to Include Registrable Securities. If at any time during the Registration Period, the Company proposes to register any of its securities under the Securities Act on any form for the registration of securities under such Act, whether or not for its own account (other than by a registration statement on Form S-4, S-8 or other successor form), it shall as expeditiously as possible give written notice (a "Registration Notice") to the holders of Registrable Securities of its intention to do so. Upon the written request of any such holder (a "Piggyback Notice", which notice shall specify the Registrable Securities intended to be registered) made within 20 days after receipt of a Registration Notice, the Company shall include in the Registration Statement the Registrable Securities (a "Piggyback Registration") which the Company has been so requested by such holder to register, subject to the limitations provided in the Existing Registration Rights Agreements. Such holder's rights to register shares hereunder are referred to hereinafter as "Piggyback Registration Rights."

            (b) Withdrawal of Piggyback Registration by Company. If, at any time after giving a Registration Notice but prior to the effective date of the related Registration Statement, the Company shall determine for any reason not to register such securities, the Company shall give written notice of such determination to the holders of the Registrable Securities sought to be registered and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such Piggyback Registration. All best efforts obligations of the Company shall cease if the Company determines to terminate prior to such effective date any registration where Registrable Securities are being registered pursuant to this Section 2.


            (c) Piggyback Registration of Underwritten Public Offerings. If a Piggyback Registration involves an offering by or through underwriters, then, (i) the holders of the Registrable Securities sought to be registered must agree to sell their Registrable Securities included in the Company's Registration Statement to the underwriters selected by the Company on the same terms and conditions as apply to other selling shareholders and (ii) such holders may elect in writing, not later than five Business Days prior to the effectiveness of the Registration Statement filed in connection with such registration, not to have their Registrable Securities so included in connection with such registration.

            (d)   Payment of Registration Expenses for Piggyback
   Registration. The Company shall pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to a Piggyback Registration Right contained in this Section 2.


      3.    Demand Registration.

            (a) Request for Registration. Upon the written request (a "Demand Notice") of a holder of Registrable Securities at any time during the Registration Period, and subject to the limitations provided in the Existing Registration Rights Agreements, the Company shall, as soon as practicable, use its best efforts to file a Registration Statement (a "Demand Registration") with respect to all Registrable Securities that such holder requested be registered in the Demand Notice. Prior to the filing of such Demand Registration, the Company shall give written notice to all other holders of Registrable Securities of the Demand Registration. Upon the written request of any such holder made within 20 days after receipt of such notice, the Company shall include in the Demand Registration the Registrable Securities that such holder requested be registered, subject to the limitations provided in the Existing Registration Rights Agreements. The rights of holders of Registrable Securities to register shares hereunder are referred to hereinafter as "Demand Registration Rights." The holders of Registrable Securities may in the aggregate exercise up to two Demand Registration Rights during the Registration Period. The Company shall use its best efforts to obtain the effectiveness of the Registration Statement and to take all other action necessary under any Federal or state law or regulation to permit such Registered Securities to be sold or otherwise disposed of, and the Company shall maintain such compliance with each such Federal and state law and regulation for the period necessary for the holder of Registrable Securities to effect the proposed sale or other disposition (but in no event for more than 120 days). The Company shall be entitled to have the Demand Registration prepared, filed and caused to become effective pursuant to Form S-3 or any successor form promulgated by the SEC ("Form S-3") pursuant to this Section 3(a), so long as it is eligible to register its

   securities pursuant to Form S-3 and Form S-3 is available for the distribution contemplated by the holder of Registrable Securities.

            (b) Deferment of Demand Registration by Company. The Company shall be entitled to defer a Demand Registration for a period of up to 120 days if and to the extent that its Board of Directors shall determine in good faith that such registration would interfere with a pending material corporate transaction which has been approved by the Board of Directors of the Company. In such event, the Registration Period shall be extended by the amount of such delay and the related Demand Registration Right would be deemed not to be exercised.

            (c) Payment of Registration Expenses for Demand Registration. Except as provided below, holders of Registrable Securities sought to be registered shall pay the first $75,000 or Registration Expenses, plus 50% of all remaining Registration Expenses of a Demand Registration and the Company shall pay the balance of such Registration Expenses; and holders of such Registrable Securities and the Company shall pay the fees and expenses of each of their respective legal counsel. A registration will not count as a Demand Registration until it has become effective, unless the holders demanding such registration withdraw the Registrable Securities, in which case such demand will count as a Demand Registration unless the holders of such Registrable Securities agree to pay all Registration Expenses.

            (d) Registration of Additional Securities. Except to the extent required by the Outstanding Registration Rights Agreements, neither the Company nor any other party may include in any Registration Statement filed pursuant to a Demand Registration any additional shares of Common Stock for registration for sale by the Company or any other holder of securities. The Company shall not grant any rights inconsistent with this Section 3(d).

            (e) Priority in Demand Registration. If a Demand Registration involves an offering by or through an underwriter or underwriters, and the managing underwriter or underwriters of such offering advise the Company and the holders of Registrable Securities sought to be registered pursuant to such Demand Registration in writing that in their opinion the size of the offering which such holders and all other persons including the Company intend to make is such that the success of the offering would be materially and adversely affected by the inclusion of the Registrable Securities requested to be included, then the amount of securities to be offered for the account of holders of Registrable Securities shall be reduced pro rata (according to the Registrable Securities proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided that if securities are being offered for the account of other persons or

   entities as well as the Company, then with respect to the Registrable Securities intended to be offered by holders of Registrable Securities, the proportion by which the amount of such securities is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced, except to the extent such other persons are entitled to a lesser reduction under the Existing Registration Rights Agreements.

      4. Company Buy-out of Piggyback Registration or Demand Registration. In lieu of carrying out its obligations to effect a Piggyback Registration or Demand Registration of any Registrable Securities pursuant to this Agreement, the Company may carry out such obligation by offering to purchase and purchasing such Registrable Securities requested to be registered (a) in the case of outstanding shares of Common Stock, at the last sale price of the Common Stock on the day immediately prior to the day the request for registration is made and (b) in the case of shares not yet purchased under the New Warrants or Series A-B Warrants at an amount in cash equal to the difference between (i) the last sale price of the Common Stock on the day immediately prior to the day the request for registration is made and (b) the Exercise Price in effect on such day.

      5. Registration Procedures. Whenever a holder of Registrable Securities has requested that any Registrable Securities be registered pursuant to either Section 2 or 3 hereof, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request, the Company will as expeditiously as possible:

            (a) prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become effective; provided that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by such holder copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel, and that after the filing of the registration statement, the Company will promptly notify all holders of Registrable Securities of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

            (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration


   Statement effective for a period of not less than 120 days or such shorter period which will terminate when all Registrable Securities covered by such Registration Statement have been sold (but not before the expiration of the requirement of underwriters and dealers to deliver Prospectuses in connection with such distribution) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the selling holders thereof set forth in such Registration Statement;

            (c) furnish to each selling holder of Registrable Securities and to each underwriter, prior to filing the Registration Statement or Prospectus or any amendment or supplement thereto, if requested, copies of such Registration Statement as proposed to be filed, and thereafter furnish to each selling holder of Registrable Securities and such underwriter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each Preliminary Prospectus) and such other documents as each selling holder of Registrable Securities or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each selling holder of Registrable Securities;

            (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any selling holder of Registrable Securities or any managing underwriter reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable any selling holder of Registrable Securities or such managing underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by any selling holder of Registrable Securities; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

            (e) use its best efforts to cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company or its subsidiaries to enable any selling holder of Registrable Securities and any managing underwriters to consummate the disposition of such Registrable Securities;

            (f) immediately notify each selling holder of Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening

   of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, and the Company will promptly prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

            (g) make available for inspection by each selling holder of Registrable Securities, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any selling holder of Registrable Securities or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary in the opinion of the underwriter's counsel, if any, or counsel to selling holders of Registrable Securities to avoid or correct a material misstatement or omission in the Registration Statement, or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or governmental agency, or (iii) the information in such Records has been made generally available to the public. Each selling holder of Registrable Securities agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction or by a governmental agency, give notice to the Company and allow the Company, at the Company's expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

            (h) for purposes of a Demand Registration only, furnish to each selling holder of Registrable Securities and to each underwriter, if any, (x) an opinion or opinions of counsel to the Company and (y) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or by comfort letters, as the case may be, as any selling holder of Registrable Securities or the managing underwriter reasonably requests;

            (i)   otherwise use its best efforts to comply with all

   applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of
   Section 11(a) of the Act and Rule 158 thereunder;

            (j) use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

            (k) cooperate with the selling holders of Registrable Securities, the underwriter or underwriters (or broker/dealer involved in the distribution), if any, and their respective counsel in connection with any filings required to be made with the National Association of Securities Dealers, Inc. (the "NASD").

      If any Demand Registration is requested to be in the form of an underwritten offering, the selection of the managing underwriter shall be subject to the Company's consent, which consent shall not be unreasonably withheld. If requested by the underwriters for any underwritten offering, the Company shall enter into an underwriting agreement in customary form with such underwriters for such offering, but subject to the Company's reasonable approval. The selling holders of the Registrable Securities shall be a party to such underwriting agreement. All fees and expenses (other than Registration Expenses otherwise required to be paid) of any managing underwriter, any co-manager or any independent underwriter shall be paid for by such underwriters or by such selling holders.

      The Company may require the selling holders of Registrable Securities to furnish to the Company such information regarding the distribution of such Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required or reasonably requested in connection with such registration.

      Each selling holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(f) hereof, such selling holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(f) hereof, and, if so directed by the Company, such holder will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this


   Agreement (including the period referred to in Section 5(b) hereof) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(f) hereof to and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by Section 5(f) hereof.

      Except as otherwise provided in this Agreement, the Company shall have sole control in connection with the preparation, filing, withdrawal, amendment or supplementing of each Registration Statement, the selection of underwriters, and the distribution of any preliminary prospectus included in the Registration Statement, and may include within the coverage thereof additional shares of Common Stock or other securities for its own account or for the account of one or more of its other security holders.

      6.    Indemnification.

            (a) Indemnification by Company. In connection with each Registration Statement relating to disposition of Registrable Securities, the Company shall indemnify and hold harmless each selling holder of Registrable Securities and each underwriter of Registrable Securities and each Person, if any, who controls any selling holder of Registrable Securities or underwriter (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against any and all losses, claims, damages and liabilities, joint or several (including any reasonable investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of any action, suit or proceeding or any claim asserted), to which they, or any of them, may become subject under the Securities Act, the Exchange Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that such indemnity shall not inure to the benefit of any selling holder of Registrable Securities or underwriter (or any Person controlling any selling holder of Registrable Securities or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) on account of any losses, claims, damages or liabilities arising from the sale of the Registrable Securities if such untrue statement or omission or alleged untrue statement or omission was made in such Registration Statement, Prospectus or preliminary prospectus, or such amendment or supplement, in reliance upon and in conformity with information furnished in writing to the Company by such selling holder of


   Registrable Securities or underwriter specifically for use therein. The Company shall also indemnify selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities, if requested. The indemnification obligation imposed on the Company under this Section 6(a) shall be in addition to any liability which the Company may otherwise have.

            (b) Indemnification by Holder of Registrable Securities. In connection with each Registration Statement, each selling holder of Registrable Securities shall indemnify, to the same extent as the indemnification provided by the Company in Section 6(a), the Company, its directors and each officer who signs the Registration Statement and each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) but only insofar as such losses, claims, damages and liabilities arise out of or are based upon any untrue statement or omission or alleged untrue statement or omission which was made in the Registration Statement, the Prospectus or preliminary prospectus or any amendment thereof or supplement thereto, in reliance upon and in conformity with information furnished in writing by such selling holder of Registrable Securities to the Company specifically for use therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the net proceeds received by any selling holder of Registrable Securities from the sale of the Registrable Securities giving rise to such indemnification obligation. The Company shall be entitled to receive indemnities from underwriters participating in the distribution, in the underwriting agreement pursuant to which such sales are made, with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus, Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto.

            (c) Conduct of Indemnification Procedure. Any party that proposes to assert the right to be indemnified hereunder will, promptly after receipt of notice of commencement of any action, suit or proceeding against such party in respect of which a claim is to be made against an indemnifying party or parties under this Section, notify each such indemnifying party of the commencement of such action, suit or proceeding, enclosing a copy of all papers served.
   No indemnification provided for in this Section shall be available to any party who shall fail to give notice as provided in this Section 6 if the party to whom notice was not given was unaware of the proceeding to which such notice would have related and was prejudiced by the failure to give such notice but the omission so to notify such indemnifying party of any such action, suit or proceeding shall not relieve it from any liability that it may have to any indemnified

   party for contribution or otherwise than under this Section. In case any such action, suit or proceeding shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnifying party to such indemnified party of its election so to assume the defense thereof and the approval by the indemnified party of such counsel, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses, except as provided below and except for the reasonable costs of investigation subsequently incurred by such indemnified party in connection with the defense thereof. The indemnified party shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying parties, (ii) the indemnified party shall have reasonably concluded that there may be a conflict of interest between the indemnifying parties and the indemnified party in the conduct of the defense of such action (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party) or (iii) the indemnifying parties shall not have employed counsel to assume the defense of such action within a reasonable time after notice of the commencement thereof, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying parties. An indemnifying party shall not be liable for any settlement of any action, suit, proceeding or claim effected without its written consent, but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the indemnifying party shall indemnify and hold harmless such indemnified parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.
   No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

            (d) Contribution. If the indemnification provided for in this Section 6 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or

   expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 6(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            (e) Priority of Indemnification. If indemnification is available under this Section 6, the indemnifying parties shall indemnify each indemnified party to the full extent provided in subparagraphs (a) and (b) of this paragraph without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 6.

      7. Assignment. The Piggyback Rights, Demand Registration Rights and any other rights of MW and MPLP pursuant to this Agreement shall run in favor of any subsequent holder of Registrable
   Securities.

      8. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail, if to MW, addressed to:

                        MONTGOMERY WARD & CO, INCORPORATED
                        Montgomery Ward Plaza
                        619 West Chicago Avenue
                        Chicago, IL   60671
                        Attention:  General Counsel


                        if to MPLP, addressed to:

                        MERCHANT PARTNERS, LIMITED PARTNERSHIP
                        9690 Deereco Road
                        Timonium, Maryland   21093
                        Attention: Raymond L. Bank

                  in case of either (i) or (ii), with a copy to:

                        Altheimer & Gray
                        10 South Wacker Drive
                        Suite 4000
                        Chicago, Illinois  60606
                        Attention: David W. Schoenberg
                        Telecopier:  (312) 715-4800

                  if to the Company, addressed to:

                        VALUEVISION INTERNATIONAL, INC.
                        6740 Shady Oak Road
                        Minneapolis, MN 55344-3433
                        Attention:  Chief Executive Officer

                        with a copy to:

                        Maslon, Edelman, Borman & Brand, a professional
                        limited liability       partnership
                        3300 Norwest Center
                        90 South Seventh Street
                        Minneapolis, Minnesota  55402-4140
                        Attention:  William M. Mower

   and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail, when received.

      9. Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute part of this Agreement.

      10. Choice of Law. It is the intention of the parties that the laws of Minnesota shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

      11. Counterparts. This Agreement may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.   Invalid Provisions.  If any provision of this Agreement is

   held to be illegal, invalid or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or its severance from this Agreement.

      13. Termination of MWD s Interest. Upon execution of the this Agreement by the parties hereto, MWD shall cease to be a party to this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                    VALUEVISION INTERNATIONAL, INC.

                                    By:
                                          Robert L. Johander
                                          Its Chief Executive Officer


                                    MONTGOMERY WARD & CO., INCORPORATED

                                    By:
                                          _____ President

                                    MONTGOMERY WARD DIRECT, L.P.

                                    By:   MW Direct General, Inc., the
                                          general partner

                                          By:
                                          Its:

                                    MERCHANT PARTNERS, LIMITED
                                    PARTNERSHIP
                                    By: MERCHANT PARTNERS, LIMITED
                                    PARTNERSHIP, the general partner

                                    By:   Merchant Development Corp.,
                                          the general partner

                                          By:
                                          Its:





